EXHIBIT 10.8
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is effective June 9, 2006 (the “Effective Date”), by and between New Era Studios, Inc., a Nevada corporation (the “Company”), and James R. Simpson, an individual and resident of the State of California (“Executive”).
RECITAL
     WHEREAS, Silvergraph LGT, LLC, a Delaware limited liability company (“Silvergraph”), merged with and into the Company on June 9, 2006 for purposes of effecting a migration of Silvergraph from Delaware to Nevada and effecting a reclassification of Silvergraph from a limited liability company to a corporation; and
     WHEREAS, Executive was a founding member of Silvergraph and was the sole member of a limited liability company that served as a manager of Silvergraph since April 2005, and the parties desire to ensure that the Executive’s expertise, knowledge and experience will continue to be available to the Company.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and of the covenants contained herein, the Company and Executive agree as follows:
     1. Employment and Term. In consideration of the mutual covenants herein contained, the Company agrees to employ Executive and Executive hereby agrees to accept such employment by the Company pursuant to the terms and conditions set forth in this Agreement. Subject to any extension in accordance with this Section 1, or unless sooner terminated in accordance with Section 6 of this Agreement, the term of this Agreement (the “Term”) shall begin upon the Effective Date and shall end at the close of business on the fifth anniversary date of the Effective Date; provided, however, that on the date of each meeting of the Board of Directors immediately after the Annual Meeting of Stockholders (the “Annual Meeting Date”) beginning in 2007 and ending in 2011, the Term shall be extended by one additional year, so that the Term is again five years, provided that the Company has not, prior to that applicable Annual Meeting Date, given Executive written notice that the Term will no longer be extended.
     2. Duties. Executive is hereby engaged to work in the capacity of Chief Executive Officer of the Company, to perform such duties as are determined from time to time by the Board of Directors of the Company. Executive agrees to use Executive’s best efforts for the Company’s benefit, and throughout the Term shall devote Executive’s full time and effort to the performance of these duties. Executive may, without the Company’s prior written consent, engage in other business activities provided said business activities do not require any material time commitment or services on the Executive’s part. Executive may invest Executive’s assets in such form or manner as will not require any material services on Executive’s part in the operation of the affairs of the enterprise(s) in which such investments are made.

     3. Base Salary. As compensation for the services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay to Executive an annual base salary of Eighty Two Thousand Dollars ($82,000) per annum, payable on the Company’s regular pay dates for employees generally. Notwithstanding the foregoing, Executive’s base salary shall increase to One Hundred Twenty Thousand Dollars ($120,000) per annum, payable on the Company’s regular pay dates for employees generally, at such time as the Company raises a minimum of One Million Five Hundred Thousand Dollars ($1,500,000) in new capital from the date hereof. The Company’s Board of Directors shall review Executive’s performance and base salary upon consummation of the share exchange by and between Company and Pinecrest Services, Inc., a Nevada corporation (“Pinecrest”), and shall beginning in the first quarter of 2007 and in the first quarter of each year thereafter, adjust Executive’s salary and benefits as it determines to be appropriate. Notwithstanding the foregoing, no decrease in base salary shall be made.
     4. [INTENTIONALLY OMITTED].
     5. Additional Benefits.
          (a) Executive shall be entitled, during the Term of this Agreement, to such (1) vacation benefits, (2) tax-qualified profit sharing and/or savings benefits, (3) deferred compensation benefits, and/or (4) disability, life insurance, medical (including dental and vision) and any other similar benefits, as are consistent with the Company’s approach for the rest of its executive group and with the terms and practices of the Company’s plans and arrangements.
          (b) Executive may, at his option, elect that a portion of his salary be placed into tax-sheltered investments and treated as deferred income to the extent permitted under plans or arrangements in effect from time to time through the Company. Any such election shall not exceed the maximum amounts permitted pursuant to Sections 403(b) and 457(b) of the Internal Revenue Code of 1986.
     6. Termination. Executive’s employment and this Agreement shall terminate upon (1) Executive’s voluntary resignation; (2) Executive’s death; (3) Executive’s inability to perform his duties for the Company for one hundred twenty (120) consecutive days due to a physical or mental condition; or (4) termination of Executive’s employment by Company with written notice, for any reason or for no reason. In addition, Executive has the right to terminate his employment and this Agreement by written notice at any time after a Change in Control. For purposes of this Section 6, Change in Control shall be deemed to have occurred if at any time (a) the person(s) owning and having the power to vote either the Company’s capital stock or the capital stock of any company owning all or at least fifty-one percent (51%) of the Company’s capital stock (hereinafter, a “Parent”) immediately following the execution and delivery of this Agreement do not hold and retain the power to vote at least fifty-one percent (51%) of the capital stock of Company or Parent, as applicable, (b) the Company or a Parent sells all or any substantial portion of its assets or business outside of the regular course of business or (c) individuals who constituted the Board of Directors of the Company, as of the Effective Date, or a Parent, as of the closing of the share exchange by and between the Company and Pinecrest Services, Inc., cease for any reason to constitute at least a majority of its Board of Directors then in office. Upon Executive’s termination of employment for any reason, all rights, duties and obligations of the Company and Executive shall cease, including Executive’s right to base salary and other compensation and benefits, except as provided in Section 7 below, and except for any continuation of benefits under the terms of benefit plans and arrangements in effect at the time of termination.
     7. Severance Pay. If the Company terminates Executive’s employment without cause as determined by the Company’s Board of Directors or an authorized committee thereof, or if Executive resigns due to (i) assignment to Executive of significant duties inconsistent with Executive’s position, responsibilities and status with the Company, (ii) the relocation of the Company’s principal executive offices to a location outside the Los Angeles, California area or a one hundred fifty (150) mile radius therefrom, or the Company requiring Executive to be based anywhere other than the Company’s principal executive offices, or (iii) the failure of the Company to obtain the assumption of all obligations under this Agreement by any successor, then Executive shall be entitled to severance pay. Such severance pay shall be continuation of Executive’s then monthly base salary for twenty-four (24) months after the month of termination and payment thirty (30) days after termination of any incentive bonus for measurement periods already ended at the date of termination. Such payment of base salary shall be reduced by fifty percent (50%) of any base compensation earned from another employer during the period of base salary continuation. For eighteen (18) months following such termination, the Company shall also continue to pay, at its expense, premiums on Executive’s health and dental policies then in effect, all or a portion of which payments may be taxable to Executive as determined under tax laws in effect when such payments are made. All payments under this Section 7 are conditioned upon Executive’s written agreement with the Company that Executive will not file any administrative charge or lawsuit relating to Executive’s prior employment with the Company and agreement to release the Company and all of its then current and former directors, trustees, officers, employees, agents, members, and affiliated companies from any and all claims, in an agreement in such form as is determined by the Company.
     Termination by the Company of Executive’s employment for “cause” shall mean termination upon (A) the willful and continued failure by Executive substantially to perform his duties with the Company after written demand for substantial performance has been delivered to Executive by the Company’s Board of Directors or authorized committee thereof and Executive has failed to cure such failure within thirty (30) days or such longer period set by the Board; or (B) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to Company; (C) breach of fiduciary duty involving personal profit; or (D) violation of any law, rule or regulation other than traffic violations or similar offenses. For purposes of this definition, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or admitted to be done, by Executive not in good faith and without reasonably belief that Executive’s action or omission was in the best interest of the Company.
     8. Restrictive Covenant.
          (a) Executive agrees that, (1) for a period of two years following (w) the Company’s termination of Executive’s employment for cause (as defined in Section 7 above) or (x) Executive’s termination of his own employment for any reason whatsoever, or (2) for the earlier of (y) a period of two years following the Company’s termination of Executive’s employment without cause, or (z) so long as the Company shall pay the Severance Pay as set forth in Section 7 above, if any, following the Company’s termination of Executive’s employment without cause (each such period shall hereinafter be referred to as, the “Covenant Period”), he will not:

                         (i) directly or indirectly own, manage, operate, control, be employed by, participate in, or be connected in any manner whatsoever with the ownership, management, operation or control of any business engaged in the same or similar business as the Company;
                         (ii) approach or solicit any person who is employed by the Company or any affiliate with a view to hiring such employee, persuading such employee to leave such employment, or actually hire an employee of the Company or an affiliate for any other entity.
          (b) Executive further agrees that he shall not, during the applicable Covenant Period, disparage or act in any manner, directly or indirectly, which may damage the Company or any affiliate.
          (c) Executive recognizes that certain information of and about the Company is confidential, including but not limited to trade secrets, know-how, and marketing plans. Executive agrees that he will not, at any time, either while employed by Company or after the termination of his employment, reveal such confidential information to any other person, firm or corporation except as required by law.
     Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company and its affiliates under the provisions of this Section 8, and Executive hereby acknowledges and agrees that the same are reasonable in time and territory, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to the detriment to Executive which is caused by the provisions of this Section 8.
     In the event of a breach or a threatened breach by Executive of this Section 8, the Company and its affiliates shall be entitled to an injunction restraining Executive from the commission of such breach. Nothing herein contained shall be construed as prohibiting the Company and any affiliate from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company and affiliates of such covenants and agreements.
     9. Severability. The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision of this Agreement, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable hereunder. If any provision of this Agreement is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.

     10. Construction. This Agreement shall be construed and interpreted under and be governed by and enforced according to the laws of the State of California. The captions and headings set forth in this Agreement are for convenience and reference only and shall not be deemed to construe or interpret any term or provision set forth in this Agreement.
     11. Benefit. This Agreement shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, successors and assigns.
     12. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
     IN TESTIMONY WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ James R. Simpson

James R. Simpson

COMPANY:

NEW ERA STUDIOS, INC.

By:	/s/ William W. Lee
William W. Lee, President

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